EXHIBIT 11

                           ACTV, INC. AND SUBSIDIARIES
                          COMPUTATION OF LOSS PER SHARE


                                                        NINE MONTH PERIOD         THREE MONTH PERIOD
                                                       ENDED SEPTEMBER 30,        ENDED SEPTEMBER 30,
                                                      1998          1999          1998          1999
                                                      ----          ----          ----          ----
     Weighted average shares outstanding ......   19,309,832     35,154,248     23,422,018     41,430,091

     Common stock equivalents .................         --             --             --             --
                                                  ----------   ------------   ------------   ------------
              Total ...........................   19,309,832     35,154,248     23,422,018     41,430,091
                                                  ==========   ============   ============   ============

     Net loss applicable to common shareholders  $(9,869,022)  $(16,407,091)  $ (3,833,484)  $ (3,424,802)
                                                 ============  ============   ============   ============

     Basic and diluted loss per share..........      $(.51)     $(.47)           $(.16)        $(.08)
                                                 ============ ============   ============   ============